Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports First Quarter 2013 Operating Results

COSTA MESA, Calif., May 14, 2013 (GLOBENEWSWIRE) — Pacific Mercantile Bancorp (Nasdaq:PMBC) today reported its results of operations for the first quarter ended March 31, 2013.

Overview

Pacific Mercantile Bancorp reported that it incurred a net loss of $3.2 million, or $0.21 per diluted share, in the first three months of 2013, as compared to net income of $1.4 million, or $0.09 per diluted share, in the same three months of 2012. That loss was attributable to a number of factors, including (i) a $1.3 million, or 12.9%, decline in interest income, due primarily to continuing declines in prevailing market rates of interest; (ii) a $1.55 million increase in the provision for loan losses made primarily to offset $1.0 million of write-downs in the carrying values of certain nonperforming loans which were charged against the allowance for loan losses; (iii) a $4.0 million, or 66.3%, decline in noninterest income, of which $3.0 million was due to a decrease in mortgage banking revenues that resulted from our exit from the wholesale residential mortgage loan business in late August 2012, and (iv) a $1.1 million, or 9%, increase in noninterest expense. Partially offsetting the decline in interest income was a $669,000, or 29.2%, reduction in interest expense in this year’s first quarter, as compared to the first quarter of 2012, that was primarily attributable to reductions in the volume of higher-cost time deposits due to a decision we made to not seek renewal of some of those deposits and decreases in interest rates on deposits and borrowings.

“I am pleased and privileged to join Pacific Mercantile Bank as its new President and CEO and look forward to the challenges and opportunities ahead to assist in guiding the Bank to the next level over the coming years,” said Steven K. Buster, President and CEO of Pacific Mercantile Bank and Bancorp.

“The Bank embarked on a new strategy in the fourth quarter of 2012, a strategy we are now putting into play by refocusing the Bank, moving from disposing of problem loans and a workout management style to the enhancement of the following key areas; Commercial Loans along with Treasury Management and DDA Deposits, Small Business Association (SBA) Loans, Import-Export Loans, Entertainment Industry Financing and Mortgage Loans,” stated the President.

Mr. Buster continued, “Thanks to the Carpenter Community BancFunds and the Clinton Group (SBAV LP), we have been successful in raising the capital we need to deploy in order to achieve the growth of these departments. In the Commercial Loan Division we have added a regional manager and additional loan officers with books of business, as well as a new treasury and cash management professional to bring in the DDA balances needed to fund those loans and to move us away from the higher costing time certificates of deposits (CDs). A new SBA manager has built a very seasoned SBA team to grow this department. Our Entertainment Industries Division has hired additional proven producers and will occupy their expanded facility this month. Our Import-Export Manager is now working with all branches in our market place to grow that department. We have hired a very experienced Mortgage Division Manager, who is re-focusing the mortgage department from wholesale to a retail focused group. “We believe that these are very positive, forward looking changes. The high caliber of new people employed have increased expenses for compensation, training, facilities, finance and accounting, and

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Pacific Mercantile Bancorp

May 14, 2013

technology, for which we have received the strong support from our Board of Directors, enabling us to implement our strategy to move the Bank to the next level. I am very thankful to the Board for its foresight and support,” concluded President Buster.

Results of Operations

Net Interest Income. In the three months ended March 31, 2013, net interest income decreased by $657,000, or 8.2%, due to a $1.3 million, or 12.9% decrease in interest income, which was only partially offset by a $669,000, or 29.2%, decrease in interest expense, in each case as compared to the same three months of 2012. The decrease in interest income was primarily attributable to a decrease in the average rate of interest earned on loans outstanding, to 4.62% for the first three months of 2013, from 5.19% in the same three months of 2012, which more than offset increases in the volume of our interest earning assets. The decrease in average interest rates earned on loans and other interest earning assets was primarily attributable to actions taken by the Federal Reserve Board designed to keep interest rates low as a means of stimulating economic growth. The decrease in interest expense was primarily attributable to reductions in the volume of higher priced time certificates of deposit and decreases in interest rates on deposits and borrowings, in the three months ended March 31, 2013 as compared to the same three months of 2012.

Provision for Loan Losses. At March 31, 2013, the allowance for loan losses (ALL) totaled $11.0 million, which was approximately $100,000, or 1.3%, higher than at December 31, 2012. ALL activity in the first three months of 2013 included provisions of $1.15 million made for possible loan losses, which more than offset net write-downs of $1.0 million of nonperforming loans which were charged to the ALL. The ratio of the ALL to total loans outstanding as of March 31, 2013 was 1.54% compared to 1.49% as of December 31, 2012.

Noninterest Income. The decline in noninterest income in the three months ended March 31, 2013, as compared to the same three months of 2012, was primarily attributable to a $3.0 million, or 64.9%, decrease in revenue generated by our mortgage banking business, and a decrease of $1.2 million in net gains on sales of securities available for sale. The decrease in mortgage banking revenue was primarily the result of declines in both mortgage loan originations and sales of mortgage loans in the secondary mortgage market due to our exit from the wholesale residential mortgage business in August 2012, which, as we had previously reported, was expected to result in a significant decrease in our mortgage banking revenues during 2013. The nearly $1.2 million decline in net gains on sales of securities in the first three months of 2013 was due primarily to a decrease in volume of sales of such securities to $6 million in the three months ended March 31, 2013, from approximately $135 million of sales of such securities in the three months ended March 31, 2012. The volume of sales of securities held for sale can vary, sometimes materially, from period to period, primarily in response to changes in interest rates in the securities markets.

Noninterest expense. Noninterest expense increased by $1.1 million, or 9.0%, in the first three months of 2013, as compared to the same period of 2012. That increase was primarily attributable to (i) a $500,000 increase in compensation expense that was due primarily to staffing increases in our commercial banking division, (ii) a $440,000 increase in professional fees, (iii) a $293,000 increase in other real estate expense that was primarily due to $1.6 million of write-downs in the carrying values of other real estate owned to their respective fair values, and (iv) a $245,000 increase in equipment and depreciation expenses incurred in connection with software and infrastructure upgrades. Those increases were partially offset by a nearly $600,000 reduction in contingency reserves made possible by favorable rulings obtained in pending litigation.

A measure of our ability to control noninterest expense is our efficiency ratio, which is the ratio of noninterest expense to net revenue (net interest income plus noninterest income). As a general rule, a lower efficiency ratio indicates an ability to generate increased revenue without a commensurate increase in the staffing and equipment and third party services and, therefore, would be indicative of greater operational efficiencies. Due to the substantial decrease in noninterest income, primarily attributable to the exit of our mortgage division from the wholesale residential mortgage business and, to a lesser extent, the increase in noninterest expense, our efficiency ratio increased to 142.0% in the three months ended March 31, 2013 from 87.1% in the corresponding three month period of 2012.

Income Tax Provision (Benefit). We recorded income tax benefit of $1.9 million, due to the pre-tax loss we incurred, in the three months ended March 31, 2013.

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Pacific Mercantile Bancorp

May 14, 2013

Financial Condition

Loans. The economic recovery regained momentum in 2012 and, as a result, gross loans totaled approximately $715 million at March 31, 2013, which represented a $26 million, or 3.8%, increase from $689 million of gross loans outstanding at March 31, 2012.

Deposits. Deposits decreased by $52 million, or 6.0%, to $816 million at March 31, 2013, from $868 million at March 31, 2012, primarily as a result of a decrease of $64 million, or 12.9%, in time deposits, partially offset by an increase in core deposits, comprised of a $17 million, or 10.3%, increase in noninterest bearing demand deposits. As a result, the volume of lower-cost core deposits increased to 47.2% of total deposits at March 31, 2013 from 43.1% at March 31, 2012, while higher-cost time deposits decreased as a percentage of total deposits to 52.7% at March 31, 2013 from 56.9% at March 31, 2012.

Asset Quality

The following table sets forth certain trends in the quality of the loan portfolio over the five quarters ended March 31, 2013, as measured by the changes in non-performing and delinquent loans and other real estate owned.

	2013	2012
	Quarter Ended	Quarters Ended
	March 31	December 31	September 31	June 30	March 31
Total non-performing loans	$13,762	$17,655	$17,086	$20,894	$19,252
Total other real estate owned	17,618	17,710	30,177	34,086	36,870
Total other non-performing assets	858	900	248	238	287

Total non-performing assets	$32,238	$36,265	$47,511	$55,218	$56,409
Loans 90 days past due	$8,713	$10,799	$8,938	$10,794	$7,700
Loans 30 days past due	11,358	2,736	2,943	12,908	9,053

Total loans past due 30 days or more	$20,071	$13,535	$11,881	$23,702	$16,753
Allowance for loan losses	$11,079	$10,881	$12,659	$14,648	$13,634
Ratio of allowance to total loans outstanding	1.54%	1.49%	1.83%	2.07%	1.98%

As the above table indicates, total non-performing assets declined by $24.2 million to $32.2 million at March 31, 2013, from $56.4 million at March 31, 2012. That improvement was due primarily to sales of other real estate owned during the 12 months ended March 31, 2013, which resulted in a $19.3 million reduction in other real estate owned as of March 31, 2013, and a $5.5 million decrease in non-performing loans, in each case at March 31, 2013, as compared to March 31, 2012.

Capital Resources

Capital and Regulatory Capital Ratios. At March 31, 2013, Pacific Mercantile Bank, our wholly owned banking subsidiary, on a stand-alone basis, had total capital of approximately $129 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is one of the principal federal bank regulatory measures of the financial strength of banking institutions, was 16.1% and, as a result, the Bank continued to be classified as a “well-capitalized” banking institution, which is the highest of the capital standards established for banks by federal bank regulatory authorities. In addition, at March 31, 2013, the Bank’s ratio of adjusted tangible shareholders’ equity-to-tangible assets was 12.4%, which exceeded the 9% ratio made applicable to the Bank by a regulatory order, issued on August 31, 2010, by the California Department of Financial

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Pacific Mercantile Bancorp

May 14, 2013

Institutions. At the same time, the ratio of the Company’s total capital-to-risk weighted assets, determined on a consolidated basis, continued to exceed the capital requirements applicable to bank holding companies under federal regulatory capital standards. The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at March 31, 2013, as compared to the federal regulatory capital requirements applicable to the Company and the Bank.

	Actual at March 31, 2013		Federal Regulatory Requirement to be Rated Well-Capitalized

	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$151,376	18.6%	N/A	N/A
Bank	129,327	16.1%	$80,346	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$141,181	17.3%	N/A	N/A
Bank	119,269	14.8%	$48,207	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$141,181	13.6%	N/A	N/A
Bank	119,269	11.5%	$51,758	At least 5.0%

Sale of $15 million of Shares of Common Stock. Effective as of March 30, 2013, the company sold a total of 2,222,222 shares of our common stock to Carpenter Community Bancfund L.P. and Carpenter Community BancFund-A, L.P. (the “Carpenter Funds”), at a price of $6.75 per share in cash, generating gross proceeds to us of $15 million. The purchase price of $6.75 per share of common stock is equal to the Company’s tangible book value per share of common stock as of December 31, 2012. The proceeds from the sale of those shares were contributed by the Company to capitalize a new wholly-owned asset management subsidiary. The subsidiary used those proceeds to fund the purchase of $10 million of nonperforming loans and foreclosed real properties from the Bank and plans to use the remainder of the those proceeds to purchase additional nonperforming loans and foreclosed real properties and fund the costs of managing and disposing of those assets.

The purpose of these transactions is to significantly reduce the Bank’s nonperforming assets in order to improve the Bank’s financial condition and reduce the costs it has been incurring in managing and disposing of those assets in order to improve the Bank’s results of operation. The sale of those shares also strengthens the Company’s financial condition by increasing its capital and capital ratios. The Bank’s sale of non-performing assets to the Company’s new asset management subsidiary will not result in changes in or improvements to the Company’s consolidated financial condition or operating results. Those non-performing assets will remain on the Company’s consolidated balance sheet and the costs of managing and disposing of those assets, and any losses that may be recognized on their sale, will continue to be reflected in the Company’s consolidated operating results and cash flows until the sales or other dispositions of those assets have been completed.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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Pacific Mercantile Bancorp

May 14, 2013

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and regulatory order of the California Department of Financial Institutions (the “DFI Order”) will have on our business and results of operations because, among other things, that Agreement and that Order impose restrictions on our operations and our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRB or the DFI if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risk that our results of operations in the future will continue to be adversely affected by our exit from the wholesale mortgage lending business and the risk that our commercial banking business will not generate the additional revenues needed to fully offset the decline in our mortgage banking revenues within the next two to three years; the risk that our interest margins and, therefore, our net interest income will be adversely affected if the economy remains weak or interest rates remain low for an extended period of time; the risk that we will not succeed in significantly reducing our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, including the additional interest rate risks associated with our residential mortgage lending business, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K that we filed with the SEC on March 20, 2013, and readers of this report are urged to review the additional information contained in that Annual Report.

Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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Pacific Mercantile Bancorp

May 14, 2013

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012	Percent Change

Total interest income	$8,984	$10,310	(12.9)%
Total interest expense	1,626	2,295	(29.2)%

Net interest income	7,358	8,015	(8.2)%
Provision for loan losses	1,150	(400)	(387.5)%

Net interest income after provision for loan losses	6,208	8,415	(26.2)%
Non-interest income
Service charges & fees on deposits	196	233	(15.9)%
Mortgage banking (including net gains on sales of loans held for sale)	1,589	4,531	(64.9)%
Net gains on sales of securities available for sale	23	1,186	(98.1)%
Other than temporary impairment of securities	—	(77)	(100.0)%
Net loss on sale of other real estate owned	—	(19)	(100.0)%
Other non-interest income	225	173	30.1%

Total non-interest income	2,033	6,027	(66.3)%
Non-interest expense
Salaries & employee benefits	6,117	5,617	8.9%
Occupancy and equipment	1,295	1,050	23.3%
Provision for contingencies	(260)	339	(176.7)%
Professional Fees	1,666	1,226	35.9%
Other real estate owned expense	2,117	1,824	16.1%
FDIC Expense	546	614	(11.1)%
Mortgage related loan expense	427	318	34.3%
Other non-interest expense	1,431	1,249	14.6%

Total non-interest expense	13,339	12,237	9.0%

Income (loss) before income taxes	(5,098)	2,205	(331.2)%
Income tax (benefit) provision	(1,929)	823	(334.4)%

Net income (loss)	$(3,169)	$1,382	(329.3)%

Cumulative undeclared dividends on preferred stock	(296)	(234)	26.5%

Net income (loss) allocable to common shareholders	$(3,465)	$1,148	(401.8)%

Net income (loss) per common share
Basic	$(0.21)	$0.09	(333.3)%
Diluted	$(0.21)	$0.09	(333.3)%
Weighted average shares outstanding
Basic	16,732,774	12,396,367
Diluted	16,732,774	12,428,949
Ratios: (1)
ROA	(1.23)%	0.54%
ROE	(10.48)%	6.28%
Net interest margin	3.01%	3.34%
Efficiency ratio	142.04%	87.15%

(1)	With the exception of the efficiency ratio, the following ratios and net interest margin for the three months ended March 31, 2013 and 2012 have been annualized.

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Pacific Mercantile Bancorp

May 14, 2013

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	March 31,		Increase/ (Decrease)
	2013	2012
ASSETS
Cash and due from banks	$15,513	$12,514	24.0%
Interest bearing deposits with financial institutions (1.)	141,926	159,127	(10.8)%
Interest bearing time deposits	2,423	2,423	—
Investments (including stock)	85,126	54,823	55.3%
Loans held for sale, at lower of cost or market	21,232	70,748	(70.0)%
Core Loans, net	703,573	675,492	4.2%
OREO	17,618	36,870	(52.2)%
Other assets	36,369	25,818	40.9%

Total Assets	$1,023,780	$1,037,815	(1.4)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$183,185	$166,102	10.3%
Interest bearing deposits
Interest checking	36,986	28,612	29.3%
Savings/money market	165,035	179,275	(7.9)%
Certificates of deposit	430,387	494,073	(12.9)%

Total interest bearing deposits	632,408	701,960	(9.9)%

Total deposits	815,593	868,062	(6.0)%
Borrowings	45,000	54,000	(16.7)%
Other liabilities	11,385	10,485	8.6%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	889,505	950,074	(6.4)%
Shareholders’ equity	134,275	87,741	53.0%

Total Liabilities and Shareholders’ Equity	$1,023,780	$1,037,815	(1.4)%

Tangible book value per share	$6.57	$6.34	3.6%

Tangible book value per share, as adjusted (2)	$6.36	$6.14	3.6%

Shares outstanding	18,905,741	12,454,173	51.8%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Fiscal year Ended March 31,
Average Balances (in thousands)	2013	2012
Average gross loans (*)	$716,524	$662,818
Average loans held for sale (*)	$18,676	$61,803
Average earning assets	$992,764	$963,707
Average assets	$1,047,625	$1,022,742
Average equity	$122,586	$88,532
Average interest bearing deposits	$659,191	$703,130

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)	At March 31,
	2013	2012
Total non-performing loans	$13,762	$19,252
Other real estate owned	17,618	36,870
Other non-performing assets	858	287

Total non-performing assets	$32,238	$56,409

Net charge-offs year-to-date	$1,013	$1,593
90-day past due loans	$8,713	$7,700
Allowance for loan losses	$11,018	$13,634
Allowance for loan losses /gross loans (excl. loans held for sale)	1.54%	1.98%
Allowance for loan losses /total assets	1.08%	1.31%

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